DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports First Quarter 2016 Results

Downingtown PA., April 20, 2016 (GLOBENEWSIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income available to common stockholders in accordance with generally accepted accounting principles (“GAAP”) of $1.6 million, or $0.54 per diluted share, for the quarter ending March 31, 2016, compared with $1.3 million, or $0.43 per diluted share, for the same quarter, last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

On a core basis, the Company reported net income available to common stockholders of $1.2 million, or $0.41 per diluted share, for the quarter ending March 31, 2016.  Core earnings, which is a non-GAAP measure of net income, excludes gains from insurance proceeds of $1.15 million, certain compensation expense of $446,000, merger-related expenses of $188,000, and an associated income tax adjustment of $122,000.  Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release. Non-GAAP financial measures include references to the terms “core” or “operating”.

William J. Hieb, President and CEO, commented, "We are very pleased with our core first quarter results, which included disciplined loan growth and solid credit quality. We also continue to see a steady increase in service charges, interchange fees and wealth management fees resulting from our efforts to diversify our revenue streams. We are well-positioned for future organic growth and are excited about our pending combination with East River Bank.”

Highlights

•	Wealth management assets under care increased 4.1% (not annualized) to $199.3 million as of March 31, 2016 from $191.5 million as of December 31, 2015.
•	Total loans increased 5.51% on a year-over-year basis and 1.6% (not annualized) on a sequential quarter basis.
•

Asset quality remained stable.  Net loan charge-offs were only 0.08% (annualized) of total average loans for the first quarter of 2016, and non-performing loans were only 1.06% of total loans at quarter-end.

•

The net interest margin remained fairly constant at 3.15% for the first quarter.  On a sequential quarter basis, core deposits increased 4.9% (not annualized) and were 85.9% of total deposits as of March 31, 2016.

•

On April 4, 2016, the Company announced an agreement to acquire East River Bank in a stock and cash transaction valued at $49 million. The acquisition, which is subject to regulatory approvals and the approval of East River and DNB shareholders, is expected to be immediately accretive to earnings, excluding one-time costs, and is expected to close in the second half of 2016. Headquartered in Philadelphia, East River Bank had total assets of $311 million as of December 31, 2015.

•

On April 4, 2016, the Company announced that William J. Hieb was named permanent President and Chief Executive Officer.  The Company also announced that James H. Thornton was named permanent Chairman of the Board of Directors.

•	The Company paid a quarterly cash dividend of $0.07 on March 21, 2016.

Income Statement Summary

Based on core earnings of $1.2 million, the Company’s performance for the quarter ending March 31, 2016 resulted in a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.63% and 8.19%, respectively.  The ROAA and ROTCE were 0.69% and 8.15%, respectively, for the same quarter, last year.  Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Total interest income for the three months ending March 31, 2016 was $6.1 million, which represented an $85,000 decline from the quarter ending December 31, 2015, and a $109,000, or 1.8% increase from $6.0 million for the three months ending March 31, 2015.  The year-over-year increase is primarily due to a 5.4% rise in total loans.

Total interest expense decreased $67,000 to $650,000 for the first quarter of 2016 from $717,000 for the fourth quarter of 2015, due to a four basis point reduction in the weighted average cost of interest-bearing liabilities to 0.38%.  Total interest expense increased $44,000 compared with the three months ending March 31, 2015.  The year-over-year increase was primarily due to a greater amount of interest-bearing liabilities and the issuance of $9.8 million of subordinated debt at the end of the first quarter of 2015.

The net interest margin remained stable despite continuing pressure due to the flattening yield curve.  The net interest margin was 3.15% for the first quarter of 2016 compared with 3.14% for both the fourth quarter of 2015 and first quarter of 2015.  As of March 31, 2016, the loan-to-deposit ratio was 77%, which suggests that the Company is largely core-funded.

The loan loss provision was $330,000 for the most recent quarter compared with $290,000 for the three months ended December 31, 2015 and $300,000 for the three months ended March 31, 2015.  Net loan charge-offs were only $93,000, or 0.08% (annualized) of total average loans, for the March 2016 quarter.  As of March 31, 2016, the Company’s allowance for loan losses was $5.2 million and represented 1.06% of total loans.

Total non-interest income for the first quarter of 2016 was $2.3 million, compared with $1.3 million for both the prior quarter and the quarter ended March 31, 2015.  Wealth management fees were $397,000 for the first quarter of 2016 compared with $352,000 for the quarter ending March 31, 2015.  Wealth management fees represented approximately one-third of total fee income.  Total non-interest income for the first quarter of 2016 included a $1.15 million net gain from the insurance proceeds associated with the fire at our West Chester location.  Excluding this gain, core non-interest income was approximately $1.2 million, or 17% of total revenue, for the quarter ending March 31, 2016.  Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Non-interest expense was $5.4 million for the first quarter of 2016, compared with $4.7 million for the quarter ending December 31, 2015 and $4.8 million for the quarter ending March 31, 2015.  Non-interest expense for the quarter ending March 31, 2016 included net compensation expense of $446,000 associated with the passing of the former Chairman and CEO, William S. Latoff and merger-related costs of $188,000 associated with East River

Bank.  Excluding these items, core non-interest expense was $4.8 million, which represented a slight decrease from that of the corresponding quarter last year, reflecting management’s disciplined expense controls.  Annual increases in salary and employee benefit costs were largely offset by declines in occupancy expense, and professional and consulting fees.  Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release.

Balance Sheet Summary

As of March 31, 2016, total assets were $761.4 million compared with $748.8 million as of December 31, 2015.  Total assets grew $12.6 million, or 1.7% (not annualized), on a sequential quarter basis largely due to loan growth and an increase in cash and cash equivalents, which was partially offset by a $13.2 million decrease in investment securities.  Total deposits increased $30.8 million, or 5.1% (not annualized), on a sequential quarter basis primarily due to growth in NOW accounts and non-interest-bearing deposits.  As of March 31, 2016, total shareholders’ equity was $58.2 million, compared with $55.5 million as of December 31, 2015.  Tangible book value per share was $20.38 as of March 31, 2016 compared with $19.58 as of December 31, 2015.

On a sequential quarter basis, total loans increased $7.6 million, or 1.6% (not annualized), to $489.4 million as of March 31, 2016.  As of the same date, total loans were 64.3% of total assets.  Loan growth has been prudent; and the Company remains challenged to grow commercial-oriented loans in a competitive market, while maintaining its conservative underwriting standards.

On a sequential quarter basis, total core deposits grew $25.5 million, or 4.9% (not annualized), and were 85.9% of total deposits as of March 31, 2016.  Total deposits were $637.1 million as of March 31, 2016 compared with $606.3 million as of December 31, 2015.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  At March 31, 2016, the Tier 1 leverage ratio was 9.2%, Tier 1 risk-based capital was 12.3%, and total risk based capital ratio was 15.1%. As of the same date, the tangible common equity-to-tangible assets ratio was 7.6%.

Asset Quality Summary

Net charge-offs were only 0.08% of total average loans for the quarter ending March 31, 2016 compared with 0.07% for the quarter ending December 31, 2015, and 0.01% for the quarter ending March 31, 2015.  Total non-performing assets, including loans and other real estate property, were $7.8 million as of March 31, 2016 compared with $7.7 million as of December 31, 2015.  The ratio of non-performing assets to total assets was 1.02% and non-performing loans were 1.06% of total loans as of March 31, 2016.  As of the same date, the allowance for loan losses to total loans ratio was 1.06%.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment

Management & Trust. DNB Financial Corporation's shares are traded on Nasdaq's Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

For further information, please contact:

For DNB Financial Corporation
Investors – Gerald F. Sopp, Executive Vice President, Chief Financial Officer

484.359.3138

gsopp@dnbfirst.com

Media – Jonathan T. McGrain, Senior Vice President, Marketing

484.359.3221

jmcgrain@dnbfirst.com

For East River Bank

Investors and Media – Christopher P. McGill, President and Chief Executive Officer

267.295.6420

cmcgill@eastriverbank.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the proposed merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of DNB and East River; delay in closing the merger; difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB and East River conduct their operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing.  Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

DNB intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which will include a prospectus for the offer and sale of DNB common stock as well as the joint proxy statement of DNB and East River for the solicitation of proxies from their shareholders for use at the meetings at which the merger will be considered.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF DNB AND EAST RIVER ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY DNB WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement-prospectus, as well as other filings containing information about DNB, may be obtained at the SEC’s website at http://www.sec.gov, when they are filed by DNB.  You will also be able to obtain these documents, when they are filed, free of charge, from DNB at http://investors.dnbfirst.com. In addition, copies of the joint proxy statement-prospectus can also be obtained, when it becomes available, free of charge by directing a request to DNB at 4 Brandywine Avenue, Downingtown, PA 19335-0904 or by contacting Gerald F. Sopp at 484.359.3138 or gsopp@dnbfirst.com or to East River at 4341 Ridge Avenue, Philadelphia, PA 19129 or by contacting Christopher P. McGill at 267.295.6420 or cmcgill@eastriverbank.com.

DNB, East River and certain of their directors, executive officers and employees may be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger.  Information concerning the interests of the DNB and East River persons who may be considered “participants” in the solicitation will be set forth in the joint proxy statement-prospectus relating to the merger, when it becomes available.  Information concerning DNB’s directors and executive officers, including their ownership of DNB common stock, is set forth in DNB’s proxy statement previously filed with the SEC on March 23, 2016.

.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
EARNINGS:
Interest income	$ 6,105	$ 5,996
Interest expense	650	606
Net interest income	5,455	5,390
Provision for credit losses	330	300
Non-interest income	1,109	1,051
Gain from insurance proceeds	1,150	0
Gain on sale of investment securities	31	53
Gain on sale of SBA loans	39	231
Non-interest expense	5,418	4,824
Income before income taxes	2,036	1,601
Income tax expense	480	349
Net income	1,556	1,252
Preferred stock dividends and accretion of discount	0	26
Net income available to common stockholders	$ 1,556	$ 1,226
Net income per common share, diluted	$ 0.54	$ 0.43

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2016	2015

GAAP net income	$ 1,556	$ 1,252
Gains from insurance proceeds	(1,150)	0
Salary expense related to restricted stock and SERP	446	0
Acquisition costs -- East River Bank	188	0
Income tax adjustment	122	0
Non-GAAP net income (Core earnings)	$ 1,162	$ 1,252

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2016	2015
FINANCIAL POSITION:
Cash and cash equivalents	$ 38,740	$ 21,119
Investment securities	207,023	220,208
Loans held for sale	359	0
Loans	489,366	481,758
Allowance for credit losses	(5,172)	(4,935)
Net loans	484,194	476,823
Premises and equipment, net	7,817	6,806
Other assets	23,307	23,862
Total assets	$ 761,440	$ 748,818

Deposits	$ 637,055	$ 606,275
FHLB advances	20,000	30,000
Repurchase agreements	21,661	32,416
Other borrowings	9,733	9,743
Subordinated debt	9,750	9,750
Other liabilities	5,061	5,146
Stockholders' equity	58,180	55,488
Total liabilities and stockholders' equity	$ 761,440	$ 748,818

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2016	2015	2015	2015	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
Net income available to common stockholders	$ 1,556	$ 1,374	$ 1,261	$ 1,227	$ 1,226
Basic earnings per common share	$ 0.55	$ 0.49	$ 0.45	$ 0.44	$ 0.44
Diluted earnings per common share	$ 0.54	$ 0.48	$ 0.45	$ 0.43	$ 0.43
Dividends per common share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.07
Book value per common share	$ 20.45	$ 19.65	$ 19.64	$ 19.04	$ 18.91
Tangible book value per common share	$ 20.38	$ 19.58	$ 19.57	$ 18.96	$ 18.83
Average common shares outstanding	2,833	2,812	2,807	2,802	2,786
Average diluted common shares outstanding	2,869	2,857	2,852	2,848	2,833

Performance Ratios
Return on average assets	0.84%	0.74%	0.68%	0.66%	0.69%
Return on average equity	10.94%	9.32%	8.71%	8.75%	8.13%
Return on average tangible equity	10.98%	9.35%	8.75%	8.79%	8.15%
Net interest margin	3.15%	3.14%	3.13%	3.11%	3.14%
Efficiency ratio	78.66%	68.27%	68.09%	67.29%	69.87%
Wtd average yield on earning assets	3.51%	3.53%	3.52%	3.48%	3.48%

Asset Quality Ratios
Net charge-offs to average loans	0.08%	0.07%	0.41%	0.43%	0.01%
Non-performing loans/Total loans	1.06%	1.06%	0.90%	0.98%	1.47%
Non-performing assets/Total assets	1.02%	1.02%	0.87%	0.88%	1.03%
Allowance for credit loss/Total loans	1.06%	1.02%	1.01%	1.08%	1.12%
Allowance for credit loss/Non-performing loans	99.64%	96.91%	111.32%	110.29%	76.24%

Capital Ratios
Total equity/Total assets	7.64%	7.41%	7.87%	7.49%	7.51%
Tangible equity/Tangible assets	7.61%	7.40%	7.85%	7.48%	7.49%
Tangible common equity/Tangible assets	7.61%	7.40%	7.42%	7.05%	7.06%
Tier 1 leverage ratio	9.16%	8.94%	9.23%	9.02%	8.98%
Common equity tier 1 risk-based capital ratio	10.71%	10.44%	10.46%	10.17%	10.28%
Tier 1 risk-based capital ratio	12.34%	12.08%	12.74%	12.43%	12.63%
Total risk-based capital ratio	15.07%	14.78%	15.46%	15.21%	15.51%

Wealth Management
Assets under care*	$ 199,296	$ 191,529	$ 184,535	$ 189,411	$ 178,339

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2016	2015	2015	2015	2015
EARNINGS:
Interest income	$ 6,105	$ 6,190	$ 6,161	$ 6,131	$ 5,996
Interest expense	650	717	711	678	606
Net interest income	5,455	5,473	5,450	5,453	5,390
Provision for credit losses	330	290	100	415	300
Non-interest income	1,109	1,107	1,027	1,142	1,051
Gain from insurance proceeds	1,150	120	0	0	0
Gain on sale of investment securities	31	4	10	11	53
Gain on sale of SBA loans	39	68	0	185	231
(Gain) loss on sale / write-down of OREO and ORA	0	(20)	154	0	0
Non-interest expense	5,418	4,742	4,605	4,724	4,824
Income before income taxes	2,036	1,760	1,628	1,652	1,601
Income tax expense	480	378	359	417	349
Net income	1,556	1,382	1,269	1,235	1,252
Preferred stock dividends and accretion of discount	0	8	8	8	26
Net income available to common stockholders	$ 1,556	$ 1,374	$ 1,261	$ 1,227	$ 1,226
Net income per common share, diluted	$ 0.54	$ 0.48	$ 0.45	$ 0.43	$ 0.43

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2016	2015	2015	2015	2015
FINANCIAL POSITION:
Cash and cash equivalents	$ 38,740	$ 21,119	$ 18,959	$ 27,493	$ 28,335
Investment securities	207,023	220,208	227,363	231,712	232,958
Loans held for sale	359	0	0	0	0
Loans and leases	489,366	481,758	470,396	472,335	464,100
Allowance for credit losses	(5,172)	(4,935)	(4,729)	(5,108)	(5,190)
Net loans and leases	484,194	476,823	465,667	467,227	458,910
Premises and equipment, net	7,817	6,806	6,630	6,629	7,490
Other assets	23,307	23,862	23,272	22,882	20,747
Total assets	$ 761,440	$ 748,818	$ 741,891	$ 755,943	$ 748,440

Demand Deposits	$ 131,951	$ 125,581	$ 120,018	$ 122,642	$ 113,419
NOW	201,566	185,973	189,502	209,606	215,799
Money markets	138,241	137,555	139,213	145,283	144,648
Savings	75,535	72,660	71,316	73,461	70,363
Core Deposits	547,293	521,769	520,049	550,992	544,229
Time deposits	71,264	66,018	69,744	56,729	72,784
Brokered deposits	18,498	18,488	18,665	18,655	10,248
Total Deposits	637,055	606,275	608,458	626,376	627,261
FHLB advances	20,000	30,000	20,000	20,000	20,000
Repurchase agreements	21,661	32,416	30,501	28,211	20,316
Subordinated debt	9,750	9,750	9,750	9,750	0
Other borrowings	9,733	9,743	9,754	9,764	19,524
Other liabilities	5,061	5,146	5,060	5,218	5,166
Stockholders' equity	58,180	55,488	58,368	56,624	56,173
Total liabilities and stockholders' equity	$ 761,440	$ 748,818	$ 741,891	$ 755,943	$ 748,440

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2016	2015	2015	2015	2015
FINANCIAL POSITION:
Cash and cash equivalents	$ 23,080	$ 19,532	$ 19,820	$ 26,909	$ 18,037
Investment securities	215,565	227,936	230,402	239,364	237,697
Loans held for sale	28	61	74	96	66
Loans and leases	483,125	473,643	469,896	459,464	460,585
Allowance for credit losses	(5,025)	(4,831)	(5,182)	(5,280)	(5,000)
Net loans and leases	478,100	468,812	464,714	454,184	455,585
Premises and equipment, net	7,222	6,609	6,587	7,461	7,607
Other assets	19,678	19,415	20,021	17,339	17,006
Total assets	$ 743,673	$ 742,365	$ 741,618	$ 745,353	$ 735,998

Demand Deposits	$ 120,391	$ 122,235	$ 118,282	$ 114,458	$ 108,452
NOW	193,548	183,129	197,802	210,677	211,875
Money markets	137,121	140,136	144,115	144,927	143,976
Savings	74,653	71,637	71,740	71,762	68,238
Core Deposits	525,713	517,137	531,939	541,824	532,541
Time deposits	70,927	68,731	56,702	70,079	74,618
Brokered deposits	18,491	18,638	18,658	11,543	10,241
Total Deposits	615,131	604,506	607,299	623,446	617,400
FHLB advances	23,111	22,391	20,000	20,000	20,000
Repurchase agreements	23,040	31,914	31,732	20,614	17,812
Subordinated Debt	9,750	9,750	9,750	9,750	2,925
Other borrowings	10,783	9,875	10,000	9,791	10,214
Other liabilities	4,818	5,070	5,073	5,156	5,161
Stockholders' equity	57,040	58,859	57,764	56,596	62,486
Total liabilities and stockholders' equity	$ 743,673	$ 742,365	$ 741,618	$ 745,353	$ 735,998